Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Vitale, Caturano & Company, P.C. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009) dated March 16, 2009 relating to the financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2008 and 2007, and for each of the three years in the three-year period ended December 31, 2008 and from September 9, 2003 (date of inception) through December 31, 2008 (which report expresses an unqualified opinion), and to all references to our Firm included in or made a part of this Amendment No. 1 to the Registration Statement on Form S-3.

Caturano and Company, P.C.
September 11, 2009